                                                                  EXHIBIT 10.32

                                CREDIT AGREEMENT

         THIS AGREEMENT is entered into as of June 30, 1999, by and among GUITAR CENTER, INC., a Delaware corporation ("GCI"), and MUSICIAN'S FRIEND, INC., a Delaware corporation ("MFI") (each individually, a "Borrower" and collectively, "Borrowers"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                    RECITALS

         WHEREAS, GCI and Bank are parties to that certain Credit Agreement dated as of August 14, 1997, as amended from time to time (the "1997 Agreement"), pursuant to which Bank has provided certain credit accommodations to GCI; and

         WHEREAS, GCI has requested from Bank an increase in and restructuring of GCI's revolving line of credit granted pursuant to the 1997 Agreement, with said restructuring to include the addition of MFI as an obligor thereunder, to assist in financing the costs of GCI's acquisition of MFI and the operation of MFI as a wholly-owned subsidiary of GCI; and

         WHEREAS, Bank has agreed to provide said revolving line of credit increase and restructuring on the terms and conditions contained herein.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1. DEFINITIONS. As used herein, the terms defined in the preceding paragraphs shall have the meanings set forth therein, and the following terms shall have the meanings set forth after each, with all such meanings equally applicable to the singular and plural of the terms defined:

         "AAA" shall have the meaning set forth in Section 8.13(b) hereof.

         "Bankruptcy Code" shall mean the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time.

         "Business Day" shall mean any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

         "Change of Law" shall mean any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof.

         "Commercial Letters of Credit" shall mean sight commercial letters of credit issued by Bank for the account of either Borrower, as defined more fully in Section 2.2(b) hereof.

         "Dispute" shall have the meaning set forth in Section 8.13(a) hereof.

         "EBITDA" shall mean net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, recurring non-cash charges arising from GCI's stock compensation plan, non-recurring non-cash charges, MF Transaction Costs up to a maximum of $3,500,000 and amortization expense.

         "EBITDA Coverage Ratio" shall mean (a) EBITDA, divided by (b) the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

         "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended or recodified from time to time.

         "Event of Default" shall have the meaning set forth in Section 7.1 hereof.

         "Fixed Charge Coverage Ratio" shall mean (a) the aggregate of EBITDA plus store operating lease expense, divided by (b) the aggregate of total interest expense plus store operating lease expense, the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

         "Fixed Rate Term" shall mean a period commencing on a Business Day and continuing for one (1), two (2), three (3), six (6), nine (9) or twelve (12) months, as designated by GCI, during which all or a portion of the outstanding principal balance of the Line of Credit bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Two Hundred Fifty Thousand Dollars ($250,000); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date of the Line of Credit. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

         "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time, consistently applied and used consistently with prior practices (except for changes required by GAAP).

         "Kendall Letter of Credit" shall mean standby letter of credit no. SAS224663 issued by Bank for the account of GCI and for the benefit of Kendall-77, Ltd., as defined more fully in Section 2.2(b) hereof.

         "Kendall Letter of Credit Agreement" shall mean collectively, the Application for Standby Letter of Credit executed by GCI in connection with the Kendall Letter of Credit, a copy of which is attached hereto as EXHIBIT A, together with the Continuing Standby Letter of Credit Agreement from GCI in the form of EXHIBIT B-2.

         "LIBOR" shall mean the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

                  LIBOR =             BASE LIBOR
                           -------------------------------
                           100% - LIBOR Reserve Percentage

                  (a) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrowers understand and agree that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S.
         dollar deposits on the London Inter-Bank Market.

                  (b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

         "Letter of Credit Agreement" shall mean collectively, Bank's standard Continuing Commercial Letter of Credit Agreement, substantially in the form of EXHIBIT B-1 attached hereto, and Continuing Standby Letter of Credit Agreement, substantially in the form of EXHIBIT B-2 attached hereto.

         "Letters of Credit" shall mean Commercial Letters of Credit and Standby Letters of Credit made available under the Line of

Credit subfeature described in Section 2.2(b) hereof, and shall include the Kendall Letter of Credit.

         "Line of Credit" shall mean a revolving credit accommodation available to Borrowers in the initial maximum principal amount of $60,000,000, as defined more fully in Section 2.2 hereof.

         "Line of Credit Note" shall mean a promissory note executed by Borrowers, jointly and severally, to evidence advances under the Line of Credit, substantially in the form of EXHIBIT C attached hereto.

         "Line Maturity Date" shall mean July 1, 2004.

         "Loan Documents" shall mean this Agreement, the Kendall Letter of Credit Agreement, the Letter of Credit Agreement, the Line of Credit Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith.

         "MF Transaction Costs" shall mean the transaction costs directly related to GCI's acquisition of MFI (including without limitation, financial advisory, business consulting, employee severance, legal, accounting and similar professional fees and expenses) incurred or accrued in the fiscal quarter ending June 30, 1999.

         "Net Funded Debt" shall mean, as of the last day of each fiscal quarter, (a) the aggregate of the outstanding principal balance under the Line of Credit, subordinated debt, capitalized leases recorded as such on any Borrower's or Subsidiary's books and records, and all other indebtedness of any Borrower or Subsidiary evidenced by a note or similar debt instrument, less (b) the aggregate of the cash balances and marketable securities maintained by any Borrower or Subsidiary.

         "Permitted Acquisition" shall mean an acquisition by GCI of all or substantially all of the stock or assets of any person or entity, whether by direct acquisition, merger or otherwise, that satisfies the following conditions:

                  (a) at the time of any acquisition, the company whose stock or assets are to be acquired shall be engaged in the same or a similar line of business as GCI;

                  (b) if the acquisition is of all or substantially all of the stock of a company, such company shall have no direct and/or contingent obligations for indebtedness for borrowed money, or all such obligations for indebtedness for borrowed money shall be assumed by GCI upon completion of the acquisition;

                  (c) at the time of any acquisition, and assumption if applicable, after giving effect thereto, there shall exist no Event of Default nor any condition which with the giving of notice or the passage of time or both would constitute an Event of Default; and

                  (d) at least seven (7) days prior to closing any such acquisition, GCI shall have delivered to Bank a proforma compliance certificate in form and substance satisfactory to Bank, which shows to Bank's reasonable satisfaction that GCI will be in compliance with all terms and conditions of this Agreement after giving effect thereto.

         "Plan" shall mean a defined employee benefit pension plan, as defined in ERISA.

         "Prime Rate" shall mean at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate.

         "Senior Notes" shall mean the unsecured obligations of GCI under its 11% Senior Notes due 2006 in the original aggregate principal amount of $100,000,000, issued pursuant to an Indenture between GCI and U.S. Trust Company of California, as trustee, dated as of July 2, 1996, as amended and supplemented prior to the date of this Agreement.

         "Standby Letters of Credit" shall mean standby letters of credit issued by Bank for the account of either Borrower (other than the Kendall Letter of Credit), as defined more fully in Section 2.2(b) hereof.

         "Subsidiary" shall mean each of MFI and any other entity of which GCI owns directly or indirectly more than fifty percent (50%) of the voting securities thereof or in which GCI otherwise owns a controlling interest.

         "Tangible Net Worth" shall mean (a) the aggregate of total stockholders' equity plus subordinated debt, less (b) any intangible assets.

         "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000.

         SECTION 1.2. ACCOUNTING PRINCIPLES. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP and all financial computations required under this Agreement shall be made on a consolidated basis in accordance with GAAP. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of Borrowers.


                                   ARTICLE II
                                   THE CREDIT

         SECTION 2.1. 1997 AGREEMENT. The 1997 Agreement shall be canceled and superseded by this Agreement as of the date first written above.

         SECTION 2.2.  LINE OF CREDIT.

         (a) LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrowers under the Line of Credit from time to time up to and including the Line Maturity Date, not to exceed at any time the aggregate principal amount of Sixty Million Dollars ($60,000,000), or such lesser amount as may from time to time be available thereunder, the proceeds of which shall be used first, to refinance the outstanding principal balance of GCI's revolving credit accommodation granted pursuant to the 1997 Agreement, and second, to finance (i) general working capital requirements for Borrowers, and (ii) Permitted Acquisitions by GCI. Borrowers' obligation to repay advances under the Line of Credit shall be evidenced by the Line of Credit Note, all terms of which are incorporated herein by this reference.

         (b) LETTER OF CREDIT SUBFEATURE. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue Letters of Credit for the account of either Borrower to finance inventory purchases and for other purposes acceptable to Bank; provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its reasonable discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000). In addition, Bank has issued the Kendall Letter of Credit for the account of GCI in support of GCI's real estate lease obligations to Kendall-77, Ltd. in the face amount of $226,169.83, with an initial expiration date of February 13, 1997, which expiration date is subject to extension as provided therein and has been extended to February 13, 2000, and which Bank hereby acknowledges remains in full force and effect as a Letter of Credit under this subfeature. Other than the Kendall Letter of Credit, each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by the Borrower thereunder, and no Letter of Credit shall have an expiration date more than one hundred eighty (180) days beyond the Line Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Other than the Kendall Letter of Credit, each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof. The Kendall Letter of Credit shall remain subject to the additional terms and conditions of the Kendall Letter of Credit Agreement. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrowers in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrowers shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrowers, at the rate of interest applicable to advances under the Line of Credit. In such event Borrowers agree that Bank, in its sole discretion, may debit any demand deposit account maintained by either Borrower with Bank for the amount of any such draft.

         (c) BORROWING AND REPAYMENT. Borrowers may from time to time during the term of the Line of Credit borrow, partially or wholly repay their outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the maximum principal amount available under the Line of Credit shall be reduced automatically without further notice from Bank by Five Million Dollars ($5,000,000) on each of July 1, 2002 and July 1, 2003; and provided further, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount then available thereunder in accordance with the terms of this Agreement. The outstanding principal balance of the Line of Credit, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Line Maturity Date.

         (d)  PREPAYMENT OF ADVANCES.

              (i) PRIME RATE. Borrowers may prepay principal on any portion of the Line of Credit which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

             (ii) LIBOR. Borrowers may prepay principal on any portion of the Line of Credit which bears interest determined in relation to LIBOR at any time and in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000); provided however, that if the outstanding principal balance of such portion of the Line of Credit is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrowers, or if any such portion of the Line of Credit shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrowers shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

              (A) DETERMINE the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

              (B) SUBTRACT from the amount determined in (A) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

              (C) If the result obtained in (B) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrowers acknowledge that prepayment of LIBOR borrowings may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrowers, therefore, agree to pay the above-described prepayment fee and agree that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrowers fail to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

         SECTION 2.3.  INTEREST/FEES.

         (a) LINE OF CREDIT. The outstanding principal balance of the Line of Credit, or such portions thereof as GCI shall designate, shall bear interest in accordance with one of the following options, as selected by GCI pursuant to the terms of Section 2.4 hereof:

              (i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time; or

             (ii) at a fixed rate determined by Bank to be one and one-half percent (1.5%) above LIBOR in effect on the first day of a Fixed Rate Term.

         (b) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed, and shall be payable at the times and place set forth in the Line of Credit Note and the Kendall Letter of Credit Agreement. When interest is determined in relation to the Prime Rate, each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank.

         (c) GCI FACILITY FEE. GCI shall pay to Bank the $50,000 remaining unpaid portion of the facility fee required by the 1997 Agreement at the end of GCI's 1999 fiscal year; provided however, that upon early termination or cancellation of this Agreement or the Line of Credit, GCI shall pay in full the remaining outstanding balance of said facility fee.

         (d) COMMITMENT FEE. Borrowers shall pay to Bank a non-refundable commitment fee for the increase in the Line of Credit equal to $50,000, which fee shall be due and payable in full immediately upon the signing of this Agreement.

         (e) UNUSED COMMITMENT FEE. Borrowers shall pay to Bank a fee equal to one-quarter percent (.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit during each calendar quarter, or portion thereof, that the Line of Credit remains available. Said fee shall be calculated by Bank as of the end of each calendar quarter and shall be due and payable by Borrowers in arrears upon billing by Bank. Notwithstanding the foregoing, if the average daily advances under the Line of Credit exceed (i) during the 12-month period commencing October 1, 1998, the sum of $15,000,000 from October 1, 1998 through the date hereof and $22,500,000 from the date hereof through September 30, 1999, or (ii) $22,500,000 during any of the following 12-month periods:

         October 1, 1999 through September 30, 2000;
         October 1, 2000 through September 30, 2001;
         October 1, 2001 through September 30, 2002;
         October 1, 2002 through September 30, 2003;

as determined by Bank at the end of each such 12-month period, then on January 1 of the next year, Bank shall refund to Borrowers all unused commitment fee amounts paid by Borrowers for such 12-month period.

         (f) LETTER OF CREDIT FEES. Borrowers shall pay to Bank (i) fees upon the issuance, and where applicable each annual anniversary date, of each Standby Letter of Credit and the Kendall Letter of Credit equal to two percent (2%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the issuance of each Commercial Letter of Credit, fees upon the payment or negotiation by Bank of each draft under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity. Attached hereto as SCHEDULE 2.3 is a list of Bank's standard fees and charges in effect as of the date hereof.

         (g) COLLECTION OF PAYMENTS. Borrowers authorize Bank to collect all interest and fees due under each Credit by charging GCI's demand deposit account number 4629-103789 with Bank, or any other demand deposit account maintained by either Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrowers.

         SECTION 2.4. SELECTION OF LINE OF CREDIT INTEREST OPTIONS. At any time any portion of the Line of Credit bears interest determined in relation to LIBOR, it may be continued by GCI at the end of the applicable Fixed Rate Term so that all or a portion thereof bears interest determined in relation to the Prime Rate or in relation to LIBOR for a new Fixed Rate Term designated by GCI. At any time any portion of the Line of Credit bears interest determined in relation to the Prime Rate, GCI may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by GCI. At the time an advance is requested under the Line of Credit, or at such other time as GCI wishes to select a LIBOR option for all or a portion thereof, and at the end of each Fixed Rate Term, GCI shall give Bank notice specifying:

         (a)  the interest rate option selected by GCI;

         (b)  the principal amount subject thereto; and

         (c) if a LIBOR option is selected, the length of the applicable Fixed Rate Term.

Any such notice may be given by telephone so long as, (i) with respect to each selection of a LIBOR option, Bank receives written confirmation from GCI not later than three (3) Business Days after such telephone notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Borrowers at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If GCI does not immediately accept the rate quoted by Bank, any subsequent acceptance by GCI shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if GCI fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time an advance is requested under the Line of Credit, or at the end of any Fixed Rate Term, GCI shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

         SECTION 2.5.  ADDITIONAL LIBOR PROVISIONS.

         (a) INABILITY TO DETERMINE LIBOR. If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to Borrowers. If such notice is given and until such notice has been withdrawn by Bank, than (i) no new LIBOR option may be selected by GCI, and (ii) any portion of the outstanding principal balance of the Line of Credit which bears interest determined in relation to LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

         (b) CHANGE IN LAW: ILLEGALITY. If any Change in Law shall make it unlawful for Bank (i) to make LIBOR options available hereunder, or (ii) to maintain interest rates based on LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be canceled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the Line of Credit subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrowers shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrowers hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrowers.

         (c) CHANGE IN LAW: INCREASED COSTS. If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

                  (i) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

                 (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

                (iii)  impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options pursuant hereto and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrowers shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs reasonably incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrowers pursuant hereto, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrowers.

         SECTION 2.6. COLLATERAL. As security for all indebtedness of Borrowers to Bank subject hereto, Borrowers each grant to Bank security interests of first priority in all their accounts receivable, other rights to payment, general intangibles, trademarks and inventory, junior solely to (a) any security interests to which Bank gives its prior written consent as required by Section 6.8 hereof, and (b) any other security interests listed on SCHEDULE 6.8 hereto. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrowers shall reimburse Bank immediately upon demand for all costs and expenses reasonably incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and, if necessary, costs of appraisals and audits.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         Borrowers make the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of each Borrower to Bank subject to this Agreement.

         SECTION 3.1. LEGAL STATUS. Each Borrower and Subsidiary is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrowers and the Subsidiaries taken as a whole.

         SECTION 3.2. AUTHORIZATION AND VALIDITY. Each of the Loan Documents has been duly authorized, and upon its execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of the Borrower, Subsidiary or other party which executes the same, enforceable in accordance with its respective terms.

         SECTION 3.3. NO VIOLATION. The execution, delivery and performance by any Borrower or Subsidiary of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of such Borrower or Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Borrower or Subsidiary is a party or by which such Borrower or Subsidiary may be bound.

         SECTION 3.4. LITIGATION. There are no pending, or to the best of Borrowers' knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrowers and the Subsidiaries taken as a whole other than those disclosed by Borrowers to Bank in writing prior to the date hereof.

         SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of GCI dated dated March 31, 1999, a true copy of which has been delivered by GCI to Bank prior to the date hereof, (a) is complete and correct and presents fairly in all material respects the financial condition of GCI prior to its acquisition of MFI, (b) discloses all liabilities of GCI that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with GAAP, except as otherwise disclosed by GCI therein. Since the date of such financial statement there has been no material adverse change in the financial condition of GCI, nor has GCI mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

         SECTION 3.6. INCOME TAX RETURNS. Borrowers have no knowledge of any pending assessments or adjustments of any Borrower's or Subsidiary's income tax payable with respect to any year, except any such assessment or adjustment which any Borrower or Subsidiary is contesting in good faith and for which such Borrower or Subsidiary has made provision in its financial statements, to Bank's satisfaction, for eventual payment thereof in the event such Borrower or Subsidiary is obligated to make such payment.

         SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which any Borrower or Subsidiary is a party or by which Borrower or any Subsidiary may be bound that requires the subordination in right of payment of any of such Borrower's or Subsidiary's obligations subject to this Agreement or the other Loan Documents to any other obligation of such Borrower or Subsidiary.

         SECTION 3.8. PERMITS, FRANCHISES. Each Borrower and Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except for any non-compliance which would not have a material adverse effect on the financial condition or operations of Borrowers and the Subsidiaries taken as a whole.

         SECTION 3.9. ERISA. Each Borrower and Subsidiary is in compliance in all material respects with all applicable provisions of ERISA; no Borrower or Subsidiary has violated any provision of any defined employee pension benefit plan maintained or contributed to by such Borrower or Subsidiary; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Borrower or Subsidiary; each Borrower and Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         SECTION 3.10. OTHER OBLIGATIONS. No Borrower or Subsidiary is in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

         SECTION 3.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrowers to Bank in writing prior to the date hereof, each Borrower and Subsidiary is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of such Borrower's or Subsidiary's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of any Borrower or Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Borrower or Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

         SECTION 3.12. SENIOR NOTES. The Senior Notes remain in full force and effect in accordance with their terms, and there exists no default, or condition, act or event which with the giving of notice or the passage of time or both would constitute a default, under any of the Senior Notes.


                                   ARTICLE IV
                                   CONDITIONS

         SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any credit hereunder is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

         (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the granting of any credit hereunder shall be satisfactory to Bank's counsel.

         (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                  (i)  This Agreement and the Line of Credit Note from
                       Borrowers.

                 (ii)  Corporate Borrowing Resolution from each Borrower.

                (iii)  Certificate of Incumbency from each Borrower.

                 (iv)  Kendall Letter of Credit Agreement from GCI.

                  (v)  Letter of Credit Agreements from each Borrower.

                 (vi) All security agreements, UCC Financing Statements, trademark assignments, landlord's waivers and other documents from each Borrower as required by Bank for the creation and perfection of the security interests specified in Section 2.6 hereof.

                (vii) Such other documents as Bank may require under any other Section of this Agreement.

         (c) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrowers taken as a whole, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrowers taken as a whole.

         (d) INSURANCE. Borrowers shall have delivered to Bank evidence of insurance coverage on all Borrowers' property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

         SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrowers hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

         (a) COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

         (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

         (c) LANDLORD'S WAIVERS. Borrowers shall use their reasonable best efforts to obtain a Landlord's Waiver substantially in the form of EXHIBIT D attached hereto from the lessor under each new lease entered into by either Borrower subsequent to the date of this Agreement.


                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

         Borrowers covenant that so long as Bank remains committed to extend credit to either Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of either Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of each Borrower subject hereto, Borrowers shall, and shall cause each Subsidiary to, unless Bank otherwise consents in writing:

         SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay: (a) all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and (b) immediately upon demand by Bank, the principal amount by which outstanding borrowings under the Line of Credit at any time exceed any reduced principal amount then available thereunder.

         SECTION 5.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of each Borrower and Subsidiary.

         SECTION 5.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

         (a) not later than ninety (90) days after and as of the end of each fiscal year, an unqualified financial statement of Borrowers and the Subsidiaries on a consolidated basis, audited by KPMG Peat Marwick LLP or another independent certified public accountant of recognized national standing acceptable to Bank, to include balance sheet, income statement, and statement of cash flows;

         (b) not later than forty-five (45) days after and as of the end of each fiscal quarter, a condensed financial statement of Borrowers and the Subsidiaries on a consolidated basis, prepared by GCI, to include balance sheet, income statement and statement of cash flows, together with a comparison of same store sales, and a list of all new store locations for each Borrower and Subsidiary, or other new locations at which any Borrower or Subsidiary stores any of its inventory, opened or acquired during such fiscal quarter;

         (c) not later than thirty (30) days after the beginning of each fiscal year, annual budget information presented on a month by month basis for the operations of Borrowers and the Subsidiaries on a consolidated basis during such fiscal year;

         (d) from time to time such other information as Bank may reasonably request.

         SECTION 5.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of any Borrower's and Subsidiary's business; and comply with the provisions of all documents pursuant to which any Borrower or Subsidiary is organized and/or which govern any Borrower's or Subsidiary's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to any Borrower or Subsidiary and/or their respective businesses.

         SECTION 5.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of each Borrower or Subsidiary, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

         SECTION 5.6. FACILITIES. Keep all properties useful or necessary to each Borrower's or Subsidiary's business in good repair and condition, normal wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained as reasonably necessary to conduct its respective business.

         SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as any Borrower or Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Borrower or Subsidiary has made provision, to Bank's satisfaction, for eventual payment thereof in the event such Borrower or Subsidiary is obligated to make such payment.

         SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against any Borrower and/or Subsidiary with a claim in excess of $2,500,000.

         SECTION 5.9. FINANCIAL CONDITION. Maintain the financial condition of Borrowers and the Subsidiaries on a consolidated basis as follows using GAAP, except as modified by the definitions herein; provided however, that solely for purposes of determining compliance with subsections (a), (c) and
(d) of this Section 5.9 for the fiscal quarters ended June 30, 1999, September 30, 1999, and December 31, 1999, all calculations which include financial results for any of Borrowers' fiscal quarters ending up to and including March 31, 1999, shall be based on GCI's financial statements for the applicable fiscal quarters delivered to Bank prior to the date hereof, without giving effect to GCI's acquisition of MFI:

         (a) Net Funded Debt divided by EBITDA determined as of each fiscal quarter end of a rolling 4-quarter basis for said fiscal quarter and the immediately preceding 3 fiscal quarters, not to exceed 2.5 to 1.0 at each fiscal quarter end prior to September 30, 2000, and 2.0 to 1.0 at each fiscal quarter end commencing September 30, 2000.

         (b) Tangible Net Worth at each fiscal year end, commencing as of Borrowers' December 31, 1999 fiscal year end, not less than Borrowers' Tangible Net Worth at the end of the immediately preceding fiscal year plus 75% of Borrowers' net after tax profit for Borrowers' fiscal year for which its Tangible Net Worth is being determined.

         (c) EBITDA Coverage Ratio determined as of each fiscal quarter end on a rolling 4-quarter basis for said fiscal quarter and the immediately preceding 3 fiscal quarters, not less than 2.0 to 1.0 at each fiscal quarter end prior to September 30, 2000, and 3.5 to 1.0 at each fiscal quarter end commencing September 30, 2000.

         (d) Fixed Charge Coverage Ratio determined as of each fiscal quarter end on a rolling 4-quarter basis for said fiscal quarter and the immediately preceding 3 fiscal quarters, not less than 1.5 to 1.0 at each fiscal quarter end prior to September 30, 2000, and 2.0 to 1.0 at each fiscal quarter end commencing September 30, 2000.

         (e) Income before tax and extraordinary items plus amortization of goodwill and MF Transaction Costs to a maximum of $3,500,000 not less than $1 during any two successive fiscal quarters or at any fiscal year end.

         (f) The aggregate of 80% of Borrowers' accounts receivable and 70% of Borrowers' inventory, as reflected on Borrowers' consolidated balance sheet, not less than the outstanding principal balance of the Line of Credit at each fiscal quarter end.

         SECTION 5.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of any Borrower or Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which any Borrower or Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Borrower's and/or Subsidiary's property in excess of an aggregate of $2,500,000.

         SECTION 5.11. PRIMARY DEPOSITORY RELATIONSHIP. Maintain each Borrower's and Subsidiary's primary depository accounts and relationship with Bank.

         SECTION 5.12. YEAR 2000 COMPLIANCE. Perform all acts reasonably necessary to ensure that (a) each Borrower and Subsidiary, and any business in which any Borrower or Subsidiary holds a substantial interest, and (b) to the extent reasonably necessary to avoid a material adverse effect on Borrowers and the Subsidiaries taken as a whole, all customers, suppliers and vendors that are material to Borrowers' and the Subsidiaries' businesses, taken as a whole, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all systems of each Borrower and Subsidiary and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. Borrowers shall, immediately upon request, provide, and cause each Subsidiary to provide, to Bank such certifications or other evidence of compliance by each Borrower and/or Subsidiary with the terms hereof as Bank may from time to time request.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

         Borrowers further covenant that so long as Bank remains committed to extend credit to either Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of either Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of each Borrower subject hereto, Borrowers will not, and will not permit or cause any Subsidiary to, without Bank's prior written consent:

         SECTION 6.1. USE OF FUNDS. Use any of the proceeds of the Line of Credit except for the purposes stated in Article II hereof.

         SECTION 6.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from indebtedness for borrowed money, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except: (a) the liabilities of any Borrower or Subsidiary to Bank; (b) new liabilities incurred by GCI in connection with leasehold financing; (c) new liabilities incurred by GCI for the purchase or refinancing of fixed assets or real property which are secured by the fixed assets or real property purchased or refinanced; (d) the liabilities of GCI under the Senior Notes; (e) the liabilities of MFI to GCI and/or of GCI to MFI for repayment of loans or advances permitted by Section
6.5 hereof; (f) the liabilities of MFI under capital leases of equipment incurred prior to the date hereof in amounts not to exceed an aggregate of $1,100,000; (g) new liabilities of GCI for assumed loans or borrowings incurred in connection with, and as permitted by the definition of, Permitted Acquisitions; (h) new liabilities incurred by GCI in amounts not to exceed an aggregate of $5,000,000 at any time outstanding; and (i) any other liabilities of any Borrower or Subsidiary existing as of, and disclosed to Bank prior to, the date hereof.

         SECTION 6.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of any Borrower's or Subsidiary's business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity, except Permitted Acquisitions by GCI in amounts not to exceed an aggregate of $30,000,000 during the term of the Line of Credit; provided however, that no single Permitted Acquisition with a purchase price in excess of $15,000,000 may be made without Bank's prior review and approval, in Bank's reasonable discretion; nor (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of any Borrower's or Subsidiary's assets except in the ordinary course of its business, other than transactions between GCI and MFI.

         SECTION 6.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of any Borrower or Subsidiary as security for, any liabilities or obligations of any other person or entity, except: (a) any of the foregoing in favor of Bank;
(b) any guaranty by GCI of any liability of MFI; and (c) other contingent liabilities incurred by GCI in amounts not to exceed an aggregate of $5,000,000 outstanding at any time.

         SECTION 6.5. LOANS, ADVANCES. Make any loans or advances to any person or entity, except: (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof; (b) new loans or advances by GCI to MFI and/or by MFI to GCI; and (c) additional loans or advances by either Borrower to other entities in amounts not to exceed an aggregate of $2,500,000 outstanding at any time.

         SECTION 6.6. INVESTMENTS. Make any investments in any person or entity except: (a) investments by GCI in Permitted Acquisitions; (b) U.S. dollar investments maturing within one (1) year in (i) marketable direct obligations of the U.S. government or of any agency thereof and backed by the full faith and credit of the United States, (ii) marketable direct obligations of any state of the United States, or any political subdivision or public instrumentality thereof, which, at the time of acquisition, has the highest credit rating obtainable from Standard & Poor's Ratings Service ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iii) commercial paper or corporate promissory notes which, at the time of acquisition, have the highest credit rating from S&P or Moody's, and are issued by U.S., Australian, Canadian, European or Japanese bank holding companies or industrial or financial companies, (iv) certificates of deposit issued by, bankers acceptances of and interest bearing deposits with any U.S., Australian, Canadian, European or Japanese commercial bank having capital and surplus of at least $500,000,000 and which issues (or the parent of which issues) commercial paper or other short term securities which have the highest credit rating obtainable from S&P or Moody's, and (v) money market funds organized under the laws of the United States or any state thereof that invest solely in the investments described in (i) through (iv) of this
Section 6.6(b); (c) investments by any Borrower or Subsidiary in loans permitted pursuant to Section 6.5 hereof; and (d) other investments by GCI in amounts not to exceed an aggregate of $2,500,000 outstanding at any time.

         SECTION 6.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash or any other property (other than common stock) on GCI's stock now or hereafter outstanding; nor redeem, retire, repurchase or otherwise acquire any shares of any class of GCI's stock now or hereafter outstanding, except redemptions, retirements, repurchases or other acquisitions in amounts not to exceed an aggregate of $5,000,000 after the date of this Agreement.

         SECTION 6.8. PLEDGE OF ACCOUNTS AND INVENTORY. Pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of any Borrower's or Subsidiary's accounts receivable, general intangibles or inventory, except: (a) any of the foregoing in favor of Bank; (b) statutory liens on assets to secure the payment of rent in favor of a landlord of real property from which any Borrower or Subsidiary, having used its reasonable best efforts, has not been able to obtain a Landlord's Waiver; and (c) security interests or liens granted by MFI and listed on SCHEDULE 6.8 attached hereto.


                                   ARTICLE VII
                                EVENTS OF DEFAULT

         SECTION 7.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

         (a) Borrowers shall fail to pay when due (i) any principal or interest at any time owing under the Line of Credit, or (ii) any fees or other amounts payable under any of the Loan Documents (other than the amounts referred to in (i) above) and such failure is not cured within five (5) Business Days after notice thereof from Bank to Borrowers.

         (b) Any financial statement or certificate furnished to Bank in connection with this Agreement shall prove to be inaccurate when furnished in a manner which, once corrected, reflects a material adverse change in the financial condition or operation of Borrowers and the Subsidiaries taken as a whole, or any representation or warranty made by any Borrower, Subsidiary or other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when made.

         (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from the first to occur of (i) the date either Borrower first had knowledge, or using normal due diligence reasonably should have known, of such default, or (ii) notice thereof is given by Bank to Borrowers.

         (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which any Borrower and/or Subsidiary has incurred any debt or other liability to Bank in any amount, or to any other person or entity involving amounts of $2,500,000 or more, individually or in the aggregate, and with respect to any such default which by its nature can be cured, such default shall continue past the end of the cure period, if any, applicable thereto.

         (e) The occurrence of any of the following involving amounts of $2,500,000 or more, individually or in the aggregate, and which is not satisfied, discharged or stayed within forty-five (45) days from the date thereof: (i) the filing of a notice of judgment lien against any Borrower and/or Subsidiary; (ii) the recording of any abstract of judgment against any Borrower and/or Subsidiary in any county in which such Borrower or Subsidiary has an interest in real property; (iii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of any Borrower and/or Subsidiary; or (iv) the entry of a judgment against any Borrower and/or Subsidiary.

         (f) GCI or MFI shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or MFI shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against GCI or MFI; or GCI or MFI shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or GCI or MFI shall be adjudicated a bankrupt, or an order for relief shall be entered against GCI or MFI by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

         (g) The dissolution or liquidation of GCI or MFI; or GCI or MFI, or any of its respective directors or stockholders, shall take action seeking to effect the dissolution or liquidation of GCI or MFI, except the liquidation of any MFI into Borrower.

         SECTION 7.2. REMEDIES. Upon the occurrence of any Event of Default, at Bank's option and upon notice to Borrowers: (a) all indebtedness of Borrowers under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any extension of credit hereunder and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         SECTION 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

         BORROWERS:  c/o GUITAR CENTER, INC.
                     5155 Clareton Drive
                     Agoura Hills, CA 91301
                     Attn: Chief Financial Officer

              BANK:  WELLS FARGO BANK, NATIONAL ASSOCIATION
                     Warner Ranch Regional Commercial Banking Office 6001 Topanga Canyon Blvd., Suite 205
                     Woodland Hills, CA 91367

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

         SECTION 8.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrowers shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), reasonably expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents to a maximum of $25,000, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

         SECTION 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrowers may not assign or transfer their interests hereunder without Bank's prior written consent.

         SECTION 8.5. PARTICIPATION; SYNDICATION. Bank, without notice to Borrowers and without any further consent from Borrowers, reserves the right to:

         (a) sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents; and/or

         (b) assign all or any part of the Line of Credit, and Bank's rights, benefits and obligations under each of the Loan Documents with respect thereto, to one or more lenders in a syndicate for which Bank is the agent. To facilitate any such actual or potential assignment by Bank, Borrowers hereby agree that (i) Bank, at any time after the date hereof and in its sole discretion, may elect to redocument this Agreement and the other Loan Documents in order to conform the Loan Documents to the standards generally accepted in the commercial loan syndication market at such time;
(ii) Borrowers shall, and shall cause each Subsidiary to, cooperate fully with Bank to complete and close any such redocumentation and, if requested by Bank, to assist in Bank's syndication efforts; and (iii) Borrowers shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with any such redocumentation and/or syndication efforts, and Borrowers acknowledge that the cap on fees set forth in Section 8.3(a) hereof does not pertain to Borrowers' obligations under this Section 8.5.

In connection with any of the foregoing, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any extension of credit hereunder, any Borrower or Subsidiary or its respective business, or any collateral required hereunder; provided however, that Bank first obtains, and provides to Borrowers a copy of, a confidentiality agreement from the prospective assignee which identifies Borrowers as intended third party beneficiaries.

         SECTION 8.6. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement among Borrowers and Bank with respect to the extension of credit described herein and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof, including without limitation, the 1997 Agreement. This Agreement may be amended or modified only in writing signed by each party hereto.

         SECTION 8.7. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         SECTION 8.8. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         SECTION 8.9. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 8.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         SECTION 8.11. OBLIGATIONS JOINT AND SEVERAL. All obligations of Borrowers under this Agreement and the other Loan Documents shall be joint and several.

         SECTION 8.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof.

         SECTION 8.13. ARBITRATION.

         (a) ARBITRATION. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

         (b) GOVERNING RULES. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Los Angeles County, California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

         (c) NO WAIVER; PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

         (d) ARBITRATOR QUALIFICATIONS AND POWERS; AWARDS. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

         (e) JUDICIAL REVIEW. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of
(A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

         (f) REAL PROPERTY COLLATERAL; JUDICIAL REFERENCE. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure
Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

         (g) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                                      WELLS FARGO BANK,
GUITAR CENTER, INC.                                    NATIONAL ASSOCIATION


By: ___________________                               By: ___________________

Title: ________________                               Title: ________________


MUSICIAN'S FRIEND, INC.

By: ___________________

Title: ________________